EXHIBIT 99.1

Heritage Oaks Bancorp Announces Promotion of Ronald Oliveira to President and William Filippin to Chief Credit Officer, and the Resignation of Chief Financial Officer Margaret Torres

PASO ROBLES, Calif., Aug. 19, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP) ("Company"), the holding company of Heritage Oaks Bank (the "Bank"), today announced that following receipt of all required regulatory approvals or non-objections, effective August 16, 2010, the Bank has promoted William Filippin to Executive Vice President / Chief Credit Officer and Ronald Oliveira to President / Chief Operating Officer. Lawrence P. Ward will continue to serve as Chief Executive Officer of the Bank and as President / Chief Executive Officer of the Company.

Before his promotion, Mr. Filippin served the Bank as Senior Vice President / Commercial Lending Manager since joining the Bank in April, 2009. Prior to the Bank, Mr. Filippin served as Chief Credit Officer for American Principle Bank. Mr. Oliveira had been serving as Executive Vice President / Chief Credit Officer / Chief Operating Officer since he joined the Bank in July, 2009. Prior to his appointment with the Bank, Mr. Oliveira served as Senior Vice President at Rabobank since December 2008 assisting with the expansion of both its deposit and lending presence in the mid-state region of California. Prior to that, Mr. Oliveira was Chairman at Equipoint Financial Services, a $2 billion diversified Real Estate banking institution.

Commenting on the promotions of Mr. Oliveira and Mr. Filippin, CEO Ward stated, "I am excited to announce these enhancements to our executive management team. I have worked closely with Ron and Bill over the last twelve months in a very difficult economic environment. Their expertise has helped to stabilize the Bank's asset quality and I look forward to working with them as we go forward in these challenging times."

The Company also announced that its Executive Vice President / Chief Financial Officer, Margaret Torres, tendered her resignation to be effective on August 31, 2010. The Company has instituted a search for an appropriate replacement, who will be subject to prior regulatory approval or non-objection.

Commenting on the resignation of Ms. Torres, CEO Ward, said: "It has been my great pleasure to work side-by-side with Margaret for the last 11 years. She has been a wonderful asset to the Bank and we will all miss her. We wish her all the best in her future endeavors."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Securities Laws Matters

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the Company's and Bank's ability to successfully comply with the previously announced regulatory proceedings to which they are subject, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          (805) 369-5200